SUPPLEMENTAL INDENTURE dated as of September 26, 1997 by and between General DataComm Industries, Inc. (the "Company"), a Delaware corporation, and
Continental Stock Transfer & Trust Company (the "Trustee"), a New York corporation, as Trustee under the Indenture hereinafter mentioned.

WHEREAS, by an Indenture dated as of May 1, 1997 (the "Indenture") between the Company and the Trustee, the Company has provided for the potential issuance of its 9% Convertible Subordinated Debentures due 2006 (the "Debentures"), in the aggregate principal amount of $20,000,000 in exchange for the Company's 9% Cumulative Convertible Exchangeable Preferred Stock, $1.00 par value ("9% Preferred Stock") on or after September 30, 1998 in accordance with the provisions of the 9% Preferred Stock and upon the terms and conditions stated in the Indenture; and

WHEREAS, the Debentures have not been exchanged, executed, authenticated and delivered, and none are now outstanding; and

WHEREAS, the Company and the Trustee desire to execute this Supplemental Indenture pursuant to the provisions of Article Eleven of the Indenture; and

WHEREAS, all action required to make this Supplemental Indenture a valid and binding instrument has been duly taken and performed;

NOW, THEREFORE, the Indenture is hereby amended and supplemented as hereinafter provided.

SECTION 1. Section 2.01 of the Indenture is amended to read in its entirety as follows:

"Amount, Authentication and Delivery of Debentures. If and only if the Company is not obligated on any other outstanding debt securities, with respect to which the Trustee is an indenture trustee, unless such securities rank pari passu with the Debentures, the Company may from time to time after the execution of this Indenture execute and deliver to the Trustee for authentication Debentures in an aggregate principal amount not to exceed twenty million dollars ($20,000,000). If and only if (i) the Trustee is not then acting as an indenture trustee with respect to any other debt securities of the Company, unless they rank pari passu with the Debentures, and (ii) the issuance of such Debentures comply with the other requirements of this Indenture, shall the Trustee be obligated to authenticate the Debentures thus executed and delivered to it by the Company. Any request from the Company to the Trustee to authenticate Debentures hereunder shall be accompanied by an Officers' Certificate certifying to, among things, compliance with this Section 2.01. Notwithstanding anything contained in Article Eleven, in the event the Trustee is acting as an indenture trustee for debt securities which are senior to the Debentures, the Trustee agrees it will resign as Trustee at the Company's request provided the Company has simultaneously appointed a successor trustee and such successor trustee has accepted such appointment."

SECTION 2. Section 12.01 of the Indenture is amended to read in its entirety as follows:

"Company May Consolidate, etc. Nothing contained in this Indenture or in any of the Debentures shall prevent any consolidation or merger of the Company with or into any other corporation or corporations (whether or not affiliated with the Company), or successive consolidations or mergers in which the Company or its successor or successors shall be a party or parties, or shall prevent any sale or conveyance (or successive sales or conveyances) of the property and assets of the Company (or of its successor or successors) as an entirety or substantially as an entirety, to any other corporation (whether or not affiliated with the Company) authorized to acquire the same; provider, however, (a)(i) the Company is the surviving corporation following such merger or (ii) the corporation (if other than the Company) formed by such consolidation or into which the Company is merged or the person which acquires by conveyance or transfer the properties and assets of the Company is organized under the laws of the United States or any state thereof or the District of Columbia assumes that, upon such consolidation, merger, sale or conveyance, the due and punctual payment of the principal of an interest on all of the Debentures, according to their tenor, and the due and punctual performance and observance of all the terms, covenants and conditions of this Indenture to be kept or performed by the Company, by indenture supplemental hereto, satisfactory in form to the Trustee, executed and delivered to the Trustee by the corporation formed by such consolidation, or into which the Company shall have been merged, or by the corporation which shall have acquired such property and assets; (b) immediately after giving effect to such transaction, no Event of Default and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing. In the event of any such sale or conveyance the predecessor Company may be dissolved, wound up and liquidated at any time thereafter.

SECTION 3. Except as expressly otherwise provided herein, the terms and provisions of the Indenture are confirmed and shall remain in effect.

SECTION 4. This Supplemental Indenture shall be simultaneously executed in several counterparts, each of which shall be original and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, General DataComm Industries, Inc. and Continental Stock Transfer & Trust Company have caused this Supplemental Indenture to be signed and acknowledged by their respective officers thereunto duly authorized, and their respective corporate seals to be affixed, and attested by their respective Secretaries as of the day and year first written above.


(Corporate Seal)                            GENERAL DATACOMM INDUSTRIES, INC.

Attest:________________                      BY:   /S/ W. S. Lawrence
        Secretary                                   Senior Vice President

(Corporate Seal)                            CONTINENTAL STOCK TRANSFER &
                                                       TRUST COMPANY

Attest:_________________
        Secretary                             BY:  /S/____________________
                                                     Vice President